Exhibit 99.1

Press Release

Bio-Rad Reports Fourth-Quarter and Full-Year 2025 Financial Results

HERCULES, Calif.—February 12, 2026 -- Bio-Rad Laboratories, Inc. (NYSE: BIO and BIO.B), a global leader in life science research and clinical diagnostics products, today announced financial results for the fourth quarter and full-year ended December 31, 2025.

Norman Schwartz, Bio-Rad’s Chief Executive Officer, stated: “2025 was a challenging year with geopolitical uncertainty and continued pressure on academic research funding affecting our end markets. While we delivered modest revenue growth and strong free cash flow, our gross and operating margin performance fell below our expectations. The recent acquisition of digital PCR developer Stilla Technologies has been successfully integrated, and we are pleased with the initial market adoption of our expanded ddPCR™ product portfolio. As we enter 2026, we remain committed to improving overall performance.”

Financial Results Highlights

GAAP Results
	Q4 2025	Q4 2024	Full-Year 2025	Full-Year 2024
Revenue (millions)	$693.2	$667.5	$2,583.2	$2,566.5
Gross margin	49.8%	51.2%	51.9%	53.7%
Income (loss) from operations (millions)	$(118.9)	$58.4	$47.2	$269.0
Net income (loss) (millions)	$720.0	$(715.8)	$759.9	$(1,844.2)
Net income (loss) per diluted share	$26.65	$(25.57)	$27.85	$(65.36)

Non-GAAP Results
	Q4 2025	Q4 2024	Full-Year 2025	Full-Year 2024
Revenue (millions)	$693.2	$667.5	$2,583.2	$2,566.5
Gross margin	52.5%	53.9%	53.3%	55.0%
Income from operations (millions)	$83.0	$92.1	$311.6	$331.3
Net income (millions)	$67.7	$81.2	$270.5	$291.1
Net income per diluted share	$2.51	$2.90	$9.92	$10.31

The non-GAAP financial measures shown in the table above and discussed below exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Reporting.” A reconciliation between historical GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release.

Fourth-Quarter 2025 Results

Fourth-quarter 2025 total net sales were $693.2 million, an increase of 3.9 percent compared to $667.5 million reported for the fourth quarter of 2024. On a currency neutral basis, quarterly sales increased 1.7 percent compared to the same period in 2024. The increase in net sales was driven by higher sales in our Clinical Diagnostics segment.

Life Science segment net sales for the fourth quarter were $267.9 million, a decrease of 2.6 percent compared to the same period in 2024. On a currency neutral basis, Life Science segment sales decreased by 4.0 percent compared to the same quarter in 2024, driven by constrained academic research and biotech funding. Currency neutral sales decreased in the Americas partially offset by increased sales in EMEA and Asia Pacific.

Clinical Diagnostics segment net sales for the fourth quarter were $425.3 million, an increase of 8.4 percent compared to the same period in 2024. On a currency neutral basis, net sales increased 5.6 percent versus the same quarter last year. The currency neutral sales increase was primarily driven by quality controls, blood typing, and diabetes products, partially offset by lower sales of infectious disease products. Currency neutral sales increased in all regions.

During the fourth quarter of 2025, the Company recognized a change in the fair market value of its investment in Sartorius AG, which substantially contributed to a net income of $720.0 million, or $26.65 per share, on a diluted basis, partially offset by the $172.8 million impairment of purchased intangibles and related items, compared to a net loss of $715.8 million, or $25.57 per share, on a diluted basis, reported for the same period of 2024.

The effective tax rate for the fourth quarter of 2025 was 22.5 percent, compared to 21.2 percent for the same period in 2024. The effective tax rate reported in these periods was affected by the change in fair market value of our investment in Sartorius AG as well as shifts in the geographical mix of earnings.

The non-GAAP effective tax rate for the fourth quarter of 2025 was 25.3 percent, compared to 20.9 percent for the same period in 2024. The higher rate in 2025 was primarily driven by shifts in the geographical mix of earnings and implementation of new tax legislation.

Full-Year 2025 Results

On a reported basis, net sales for the full-year of 2025 increased 0.7 percent to $2,583.2 million, compared to $2,566.5 million for the prior year. On a currency neutral basis, full-year 2025 revenue remained essentially flat year-over-year.

Full-year 2025 reported net sales for the Life Science segment were $1,021.1 million, a decrease of 1.3 percent compared to the prior year on a currency neutral basis, primarily driven by the constrained academic research and biotech funding environment.

Full-year 2025 reported net sales for the Clinical Diagnostics segment were $1,562.1 million, an increase of 0.8 percent compared to the prior year on a currency neutral basis, driven by quality control and blood typing products partially offset by lower reimbursement rates for diabetes testing in China.

During the year of 2025, the Company recognized a change in the fair market value of its investment in Sartorius AG, which substantially contributed to a net income of $759.9 million, or $27.85 per share, on a diluted basis, partially offset by the $172.8 million impairment of purchased intangibles and related items, compared to a net loss of 1,844.2 million, or $65.36 per share, on a diluted basis, reported in 2024.

Non-GAAP net income for 2025 was $270.5 million, or $9.92 per share, compared to $291.1 million, or $10.31 per share in 2024.

The effective tax rate for the full-year of 2025 was 23.7 percent compared to 21.3 percent in 2024. The higher rate in 2025 was driven by the change in fair market value of our investment in Sartorius AG as well as shifts in the geographical mix of earnings.

The non-GAAP effective tax rate for the full-year of 2025 was 23.7 percent compared to 23.6 percent in 2024.

Full-Year 2025 Highlights

•Expanded Bio-Rad’s Droplet Digital™ PCR leadership through the acquisition and integration of Stilla Technologies, a next generation digital PCR developer.

•Advanced Bio-Rad’s clinical diagnostics strategy for oncology applications through strategic partnerships with Gencurix and Biodesix, to distribute and develop in vitro diagnostic (IVD) oncology assays.

•Expanded access to over 1,200 Bio-Rad’s clinical diagnostics products globally through new-to-market product registrations with international regulatory bodies in over 60 countries.

•Appointed Rajat Mehta as Executive Vice President, Global Commercial Operations, to align and drive Bio-Rad's global commercial strategy.

• Generated $532 million in cash from operations, and delivered free cash flow of $375 million.

Full-Year 2026 Financial Outlook

Bio-Rad is providing its financial outlook for the full-year 2026. The Company currently expects non-GAAP, currency neutral revenue growth of approximately 0.5 to 1.5 percent and an estimated non-GAAP operating margin of approximately 12.0 to 12.5 percent.

Conference Call and Webcast

Management will discuss the Company’s fourth quarter and full-year 2025 results, as well as its detailed financial outlook, in a conference call scheduled for 2 PM Pacific Time (5 PM Eastern Time) on February 12, 2026. To participate, dial (800) 715-9871 within the U.S. or +1 (646) 307-1963 outside the U.S., and provide access code: 9562470.

A live webcast of the conference call, as well as a supplemental earnings presentation, will also be available in the "Investor Relations" section of the Company’s website under "Events & Presentations" at investors.bio-rad.com. A replay of the webcast will be available for up to a year.

BIO-RAD is a trademark of Bio-Rad Laboratories, Inc.

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIO.B) is a leader in developing, manufacturing, and marketing a broad range of products for the life science research and clinical diagnostics markets. Based in Hercules, California, Bio-Rad operates a global network of research, development, manufacturing, and sales operations with approximately 7,400 employees and $2.6 billion in revenues in 2025. Our customers include universities, research institutions, hospitals, and biopharmaceutical companies, as well as clinical, food safety and environmental quality laboratories. Together, we develop innovative, high-quality products that advance science and save lives. To learn more, visit bio-rad.com.

Forward-Looking Statements

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results; remaining committed to improving overall performance; and for the full year 2026: currently expecting non-GAAP, currency neutral revenue growth of approximately 0.5 to 1.5 percent and an estimated non-GAAP operating margin of approximately 12.0 to 12.5 percent. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "expect,” "estimate," “remain,” "continue," "believe," "anticipate," “target,” "will," "project," "assume," “plan,” "may," "intend," or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include risks relating to our international operations; global economic and geopolitical conditions; tariffs or other trade barriers; reductions in government funding or capital spending of our customers; the uncertain pace of the biopharma sector’s recovery; international legal and regulatory risks; our ability to develop and market new or improved products; our ability to compete effectively; foreign currency exchange fluctuations; our ability to integrate acquired companies, products or technologies into our company successfully; supply chain issues; product quality and liability issues; changes in the healthcare industry; and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public reports filed with the Securities and Exchange Commission (the "SEC"), including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2025 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contact:
Edward Chung, Investor Relations
510-741-6104
ir@bio-rad.com

Media Contact:
Anna Gralinska, Corporate Communications
510-741-6643
cc@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income (Loss)
(In millions, except number of shares, which are reflected in thousands, and per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net sales	$693.2	$667.5	$2,583.2	$2,566.5
Cost of goods sold	348.0	325.5	1,243.3	1,187.6
Gross profit	345.2	342.0	1,339.9	1,378.9
Selling, general and administrative expense	221.0	204.0	844.3	814.0
Research and development expense	70.3	79.6	275.6	295.9
Impairment of purchased intangibles and related items, net	172.8	—	172.8	—
Income (loss) from operations	(118.9)	58.4	47.2	269.0
Interest expense	12.1	12.2	49.0	48.9
Foreign currency exchange gains, net	(2.1)	(1.8)	(6.6)	(3.9)
(Gains) losses from change in fair market value of equity securities and loan receivable	(1,029.5)	976.5	(900.4)	2,656.8
Other income, net	(28.6)	(19.6)	(90.3)	(90.3)
Income (loss) before income taxes	929.2	(908.9)	995.5	(2,342.5)
(Provision for) benefit from income taxes	(209.2)	193.1	(235.6)	498.3
Net income (loss)	$720.0	$(715.8)	$759.9	$(1,844.2)

Basic earnings (loss) per share:
Net income (loss) per basic share	$26.69	$(25.57)	$27.87	$(65.36)
Weighted average common shares - basic	26,976	27,997	27,263	28,214

Diluted earnings (loss) per share:
Net income (loss) per diluted share	$26.65	$(25.57)	$27.85	$(65.36)
Weighted average common shares - diluted	27,012	27,997	27,281	28,214

Note: As a result of the net loss for the three months and the year ended December 31, 2024, all potentially issuable common shares have been excluded from the diluted shares used in the computation of earnings per share as their effect was anti-dilutive.

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In millions)

	December 31, 2025	December 31, 2024
	(Unaudited)
Current assets:
Cash and cash equivalents	$529.8	$488.1
Short-term investments	1,010.9	1,176.4
Accounts receivable, net	460.6	452.5
Inventories, net	740.7	760.0
Other current assets	164.2	153.3
Total current assets	2,906.2	3,030.3

Property, plant and equipment, net	539.9	528.1
Operating lease right-of-use assets	170.0	160.5
Goodwill, net	579.8	410.5
Purchased intangibles, net	174.3	293.6
Other investments	6,103.6	4,839.2
Other assets	102.7	101.9
Total assets	$10,576.5	$9,364.1

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$301.3	$246.5
Current maturities of long-term debt and notes payable	1.3	1.2
Income and other taxes payable	36.6	31.2
Other current liabilities	177.8	188.9
Total current liabilities	517.0	467.8

Long-term debt, net of current maturities	1,201.7	1,200.4
Other long-term liabilities	1,404.2	1,126.6
Total liabilities	3,122.9	2,794.8

Total stockholders’ equity	7,453.6	6,569.3
Total liabilities and stockholders’ equity	$10,576.5	$9,364.1

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Year Ended
	December 31,
	2025	2024
Cash flows from operating activities:
Cash received from customers	$2,656.4	$2,553.1
Cash paid to suppliers and employees	(2,058.9)	(2,058.2)
Interest paid, net	(46.6)	(46.5)
Income tax payments, net	(61.6)	(99.4)
Other operating activities	42.9	106.2
Net cash provided by operating activities	532.2	455.2
Cash flows from investing activities:
Payments for acquisitions	(218.5)	—
Payments for purchases of marketable securities and investments	(669.3)	(1,276.6)
Proceeds from sales and maturities of marketable securities and investments	855.6	1,305.3
Other investing activities	(157.5)	(188.9)
Net cash used in investing activities	(189.7)	(160.2)
Cash flows from financing activities:
Payments on long-term debt	(0.5)	(0.4)
Payments for purchases of treasury stock	(295.5)	(203.6)
Other financing activities	12.8	(14.8)
Net cash used in financing activities	(283.2)	(218.8)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(16.9)	9.2
Net increase in cash, cash equivalents and restricted cash	42.4	85.4
Cash, cash equivalents and restricted cash at beginning of year	489.8	404.4
Cash, cash equivalents and restricted cash at end of year	$532.2	$489.8

Reconciliation of net income (loss) to net cash provided by operating activities:
Net income (loss)	$759.9	$(1,844.2)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	165.4	151.6
Impairment of purchased intangibles and related items, net	172.8	—
Reduction in the carrying amount of right-of-use assets	40.0	41.2
Share-based compensation	58.0	62.3
Acquired in-process research and development	—	29.5
(Gains) losses from change in fair market value of equity securities and loan receivable	(900.4)	2,656.8
Changes in working capital	55.0	(37.1)
Changes in deferred income taxes	170.5	(626.8)
Other	11.0	21.9
Net cash provided by operating activities	$532.2	$455.2

Use of Non-GAAP Reporting

This press release includes GAAP financial measures as well as non-GAAP financial measures, which are not meant to be considered in isolation or as a substitute for comparable GAAP measures. We present certain non-GAAP financial measures to evaluate business performance, guide operating decisions, support forecasting and planning, and determine compensation. These measures exclude items outside normal operations, those difficult to forecast, isolated gains and losses not expected to recur predictably, related tax provisions or benefits, and significant discrete tax events. We believe these disclosures provide useful supplemental information that, while not a substitute for GAAP, enhance transparency, assist in evaluating operating results and future prospects in the same manner as management, and facilitate comparisons across periods and with peer companies.

Bio-Rad Laboratories, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In millions, except number of shares, which are reflected in thousands, and per share data)
(Unaudited)

Three Months Ended		Three Months Ended		Year Ended		Year Ended
December 31, 2025	% of revenue	December 31, 2024	% of revenue	December 31, 2025	% of revenue	December 31, 2024	% of revenue

GAAP cost of goods sold	$348.0	$325.5	$1,243.3	$1,187.6
Product rationalization related costs	(13.2)	—	(13.2)	—
Amortization of purchased intangibles	(5.6)	(4.5)	(21.1)	(17.9)
Restructuring benefits (costs)	0.4	(13.1)	(3.7)	(14.8)
Non-GAAP cost of goods sold	$329.6	$307.9	$1,205.3	$1,154.9

GAAP gross profit	$345.2	49.8%	$342.0	51.2%	$1,339.9	51.9%	$1,378.9	53.7%
Product rationalization related costs	13.2		—		13.2		—
Amortization of purchased intangibles	5.6		4.5		21.1		17.9
Restructuring (benefits) costs	(0.4)		13.1		3.7		14.8
Non-GAAP gross profit	$363.6	52.5%	$359.6	53.9%	$1,377.9	53.3%	$1,411.6	55.0%

GAAP selling, general and administrative expense	$221.0	$204.0	$844.3	$814.0
Amortization of purchased intangibles	(0.7)	(0.7)	(2.7)	(3.4)
Acquisition related benefits (costs)	(0.3)	—	(3.7)	—
Restructuring benefits (costs)	(4.1)	(1.5)	(24.4)	(5.3)
European Union's IVDR	(1.0)	(2.1)	(4.1)	(6.8)
Non-GAAP selling, general and administrative expense	$214.9	$199.7	$809.4	$798.5

GAAP research and development expense	$70.3	$79.6	$275.6	$295.9
Acquisition related benefits (costs)	(0.3)	(11.7)	(0.7)	(12.5)
Restructuring benefits (costs)	(4.3)	(0.1)	(18.0)	(1.6)
Non-GAAP research and development expense	$65.7	$67.8	$256.9	$281.8

GAAP Impairment of purchased intangibles and related items, net	$172.8	$—	$172.8	$—
Impairment of purchased intangibles and related items, net	(172.8)	—	(172.8)	—
Non-GAAP Impairment of purchased intangibles and related items, net	$—	$—	$—	$—

GAAP income (loss) from operations	$(118.9)	(17.2)%	$58.4	8.7%	$47.2	1.8%	$269.0	10.5%
Product rationalization related costs	13.2		—		13.2		—
Amortization of purchased intangibles	6.3		5.2		23.8		21.3
Acquisition related (benefits) costs	0.6		11.7		4.4		12.5
Restructuring (benefits) costs	8.0		14.7		46.1		21.7
European Union's IVDR	1.0		2.1		4.1		6.8
Impairment of purchased intangibles and related items, net	172.8		—		172.8		—
Non-GAAP income from operations	$83.0	12.0%	$92.1	13.8%	$311.6	12.1%	$331.3	12.9%

GAAP (gains) losses from change in fair market value of equity securities and loan receivable	$(1,029.5)	$976.5	$(900.4)	$2,656.8
Gains (losses) from change in fair market value of equity securities and loan receivable	1,029.5	(976.5)	900.4	(2,656.8)
Non-GAAP (gains) losses from change in fair market value of equity securities and loan receivable	$—	$—	$—	$—

GAAP other (income) expense, net	$(28.6)	$(19.6)	$(90.3)	$(90.3)
Gains (losses) on equity-method investments	11.0	(1.3)	4.8	(4.6)
Non-GAAP other (income) expense, net	$(17.6)	$(20.9)	$(85.5)	$(94.9)

GAAP income (loss) before income taxes	$929.2	$(908.9)	$995.5	$(2,342.5)
Product rationalization related costs	13.2	—	13.2	—
Amortization of purchased intangibles	6.3	5.2	23.8	21.3
Acquisition related (benefits) costs	0.6	11.7	4.4	12.5
Restructuring (benefits) costs	8.0	14.7	46.1	21.7
European Union's IVDR	1.0	2.1	4.1	6.8
Impairment of purchased intangibles and related items, net	172.8	—	172.8	—
(Gains) losses from change in fair market value of equity securities and loan receivable	(1,029.5)	976.5	(900.4)	2,656.8
(Gains) losses on equity-method investments	(11.0)	1.3	(4.8)	4.6
Non-GAAP income before income taxes	$90.6	$102.6	$354.7	$381.2

GAAP (provision for) benefit from income taxes	$(209.2)	$193.1	$(235.6)	$498.3
Income tax effect of non-GAAP adjustments	186.3	(214.5)	151.4	(588.4)
Non-GAAP provision for income taxes	$(22.9)	$(21.4)	$(84.2)	$(90.1)

GAAP net income (loss)	$720.0	103.9%	$(715.8)	(107.2)%	$759.9	29.4%	$(1,844.2)	(71.9)%
Product rationalization related costs	13.2		—		13.2		—
Amortization of purchased intangibles	6.3		5.2		23.8		21.3
Acquisition related (benefits) costs	0.6		11.7		4.4		12.5
Restructuring (benefits) costs	8.0		14.7		46.1		21.7
European Union's IVDR	1.0		2.1		4.1		6.8
Impairment of purchased intangibles and related items, net	172.8		—		172.8		—
(Gains) losses from change in fair market value of equity securities and loan receivable	(1,029.5)		976.5		(900.4)		2,656.8
(Gains) losses on equity-method investments	(11.0)		1.3		(4.8)		4.6
Income tax effect of non-GAAP adjustments	186.3		(214.5)		151.4		(588.4)
Non-GAAP net income	$67.7	9.8%	$81.2	12.2%	$270.5	10.5%	$291.1	11.3%

GAAP diluted income (loss) per share	$26.65	$(25.57)	$27.85	$(65.36)
Product rationalization related costs	0.49	—	0.48	—
Amortization of purchased intangibles	0.23	0.19	0.87	0.75
Acquisition related (benefits) costs	0.02	0.42	0.16	0.44
Restructuring (benefits) costs	0.30	0.52	1.69	0.77
European Union's IVDR	0.04	0.07	0.15	0.24
Impairment of purchased intangibles and related items, net	6.40	—	6.33	—
(Gains) losses from change in fair market value of equity securities and loan receivable	(38.11)	34.84	(33.00)	94.09
(Gains) losses on equity-method investments	(0.41)	0.05	(0.18)	0.16
Income tax effect of non-GAAP adjustments	6.90	(7.65)	5.57	(20.83)
Add back anti-dilutive shares	—	0.03	—	0.05
Non-GAAP diluted income per share	$2.51	$2.90	$9.92	$10.31

GAAP diluted weighted average shares used in per share calculation	27,012	27,997	27,281	28,214
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	28	—	24
Non-GAAP diluted weighted average shares used in per share calculation	27,012	28,025	27,281	28,238

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024

Reconciliation of free cash flow:
GAAP net cash provided by operating activities	$164.9	$124.2	$532.2	$455.2
Payments for property, plant, and equipment	(45.8)	(42.9)	(157.6)	(165.6)
Free cash flow	$119.1	$81.3	$374.6	$289.6

Currency Neutral Revenue

Life Science Group revenue
Revenue growth (decline), reported	(2.6)%	(5.5)%	(0.7)%	(12.8)%
Change due to foreign exchange	(1.4)%	(0.5)%	(0.6)%	0.2%
Currency neutral revenue growth (decline)	(4.0)%	(6.0)%	(1.3)%	(12.6)%

Clinical Diagnostics Group revenue
Revenue growth (decline), reported	8.4%	0.9%	1.6%	3.3%
Change due to foreign exchange	(2.8)%	(0.2)%	(0.8)%	0.4%
Currency neutral revenue growth (decline)	5.6%	0.7%	0.8%	3.7%

Total revenue
Revenue growth (decline), reported	3.9%	(2.0)%	0.7%	(3.9)%
Change due to foreign exchange	(2.2)%	(0.3)%	(0.8)%	(0.3)%
Currency neutral revenue growth (decline)	1.7%	(2.3)%	(0.1)%	(3.6)%

Life Science Group revenue excluding process chromatography
Revenue growth (decline), reported	0.7%	2.5%	(3.5)%	(6.3)%
Change due to foreign exchange	(1.4)%	(0.5)%	(0.6)%	0.3%
Currency neutral revenue growth (decline)	(0.7)%	2.0%	(4.1)%	(6.0)%

Explanations of Non-GAAP Adjustments

Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to purchased intangible assets and the terms of amortization can vary significantly and are unique to each acquisition. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations.

Acquisition-related amounts: we incur expenses or benefits with respect to certain items associated with our acquisitions, including professional fees for assistance with the transaction; valuation costs, integration costs, changes in the fair value of contingent consideration, and gains and losses on the settlement of pre-existing relationships with the acquired entity. We exclude such acquisition-related amounts because they have no direct correlation to the operation of our on-going business.

Restructuring charges: we incur costs associated with our restructuring actions, including termination benefits related to reductions in employee headcount and the closure or exit of facilities. We exclude the costs associated with these unique restructuring actions in order to provide comparability of our on-going operations with prior and future periods.

Impairment charges: we incur non-cash expenses associated primarily with impairment of long-lived assets including, but not limited to, goodwill, intangible assets and property, plant and equipment. By excluding these impairment charges, we believe this assists investors with evaluating our cash spending and analyzing our core operating performance period-over-period.

Gains and losses from change in fair market value of equity securities and loan receivable, and gains and losses on equity-method investments: Our net income (loss) is impacted by gains and losses from change in fair market value of equity securities and loan receivable, and gain and losses associated with our equity-method investments included in Other income, net. These gains and losses arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. By excluding these gains and losses, we believe this assists investors in evaluating our core operating performance period-over-period.

Significant litigation amounts and legal costs: we may incur charges or benefits, in connection with litigation and other contingencies and legal costs unrelated to our core operations. We exclude these litigation amounts, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of our on-going business and operating results.

European Union's IVDR: we incur incremental costs to comply with the European Union's In Vitro Diagnostics Regulation ("IVDR") for previously approved products.

Product portfolio rationalization related costs: we may incur charges associated with our product portfolio rationalization actions, including inventory write-downs, impairment of long-lived assets and accruals for contract termination or other exit-related costs. By excluding these one-time costs we believe this assists investors in evaluating our core operating performance period-over-period.

Income tax expense: we estimate the tax effect of the excluded items identified above to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.

From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.

Other Key Metrics

Free Cash Flow: we report free cash flow, which is operating cash flow excluding net capital expenditures, to provide a view of the continuing operations’ ability to generate cash for acquisitions and other investing and financing activities. The Company also uses this measure as an indication of the strength of the Company. Free cash flow is not a measure of cash available for discretionary expenditures since we have certain non-discretionary obligations such as debt service that are not deducted from the measure.

Currency Neutral Revenue: we report percentage sales growth in currency neutral amounts by calculating translated prior period sales in each local currency using the current period’s monthly average foreign exchange rates for that currency and comparing that to current period sales.

2026 Financial Outlook

Forecasted non-GAAP operating margin excludes 88 basis points related to amortization of purchased intangibles. Forecasted non-GAAP operating margin does not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as foreign currency fluctuations, future gains or losses associated with certain legal matters, acquisitions and restructuring activities. We do not provide a reconciliation of our non-GAAP financial expectations to expectations for the most comparable GAAP measure because the amount and timing of many future charges that impact these measures (such as amortization of future acquisition-related intangible assets, future acquisition-related expenses and benefits, future restructuring charges, future asset impairment charges, future valuation changes of equity-owned securities, future gains and losses on equity-method investments, future legal charges or benefits or future product portfolio rationalization related costs), which could be material, are variable, uncertain, or out of our control and therefore cannot be reasonably predicted without unreasonable effort, if at all.